Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 3, 2006	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS JULY, SECOND QUARTER AND YTD ‘06 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today announced total sales and comparable store sales for the fiscal period(s) ended July 29, 2006, as follows (dollars in millions):

	Total Sales		Percent Change
	2006	2005	Total Sales	Comparable Store Sales
Fiscal Period:
July (4 weeks)	$82.8	$87.5	(5.4)%	(5.9)%
Second quarter (13 weeks)	$336.3	$337.1	(0.2)%	(0.8)%
Year to date (26 weeks)	$701.1	$717.7	(2.3)%	(3.1)%

In July, the best performances came from ladies’ dresses, social separates, special sizes and intimate apparel. The fashion areas of the new home assortment (furniture, seasonal, and top-of-bed) continue to show progress, and the exit of the Children’s business continues on schedule. Geographically, sales continued to be positive along the Gulf coast and were stronger than the Company average in California and the west.

“We are disappointed with our July and second quarter results,” said Michael D. Fisher, president and chief executive officer for Stein Mart, Inc. “The performance shortfall occurred primarily from having less clearance merchandise than last year in a very clearance-focused month, as well as some initial learning issues with the new price optimization system, which produced earlier and heavier markdowns than planned. We believe we have resolved the integration problem with the price optimization system and expect to see the benefits from its installation in the second half of the year.”

There were 261 Stein Mart stores in operation at the end of July 2006 as compared to 259 stores at the same time last year.

Earnings Guidance

With the sales shortfall in the second quarter, management now expects earnings per share to be approximately $0.18 for the period.

Quarter end news release

Financial results for the Company’s second quarter ended July 29, 2006 will be released prior to the opening of the U.S. financial markets on Thursday, August 17, 2006. Management will discuss the results in a conference call with analysts and institutional investors to be held at 10:30 a.m. ET that morning. The call may be heard by any interested party on the investor relations portion of Stein Mart’s website http://ir.steinmart.com, and a recording of the call will remain on the website until the end of the month.

(more)

Stein Mart, Inc.

p. 2

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	changing preferences in apparel

•	changes in consumer spending due to current events and/or general economic conditions

•	availability of new store sites at acceptable lease terms

•	unanticipated weather conditions and unseasonable weather

•	the effectiveness of advertising, marketing and promotional strategies

•	on-going competition from other retailers

•	adequate sources of merchandise at acceptable prices

•	the Company’s ability to attract and retain qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

•	acts of terrorism

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-S

###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com